                                                         November 12, 2004

                                                         Contact:  Ron Kurtz
                                                         (713) 267-3686

                    MAXXAM REPORTS RESULTS FOR THIRD QUARTER
                             AND NINE MONTHS OF 2004

HOUSTON, Texas (November 12, 2004) - MAXXAM Inc. (AMEX: MXM) today reported a net loss of $20.2 million, or $3.37 per share, for the third quarter of 2004, compared to a net loss of $6.3 million, or $0.96 per share, for the third quarter of 2003. Net sales for the third quarter of 2004 totaled $81.5 million, compared to $89.4 million in the same period of 2003.

For the first nine months of 2004, MAXXAM reported a net loss of $45.8 million, or $7.66 per share, compared to a net loss of $24.9 million, or $3.81 per share, for the same period of 2003. Net sales for the first nine months of 2004 were
$242.9 million, compared to $242.8 million for the first nine months of 2003.

MAXXAM reported an operating loss of $1.5 million for the third quarter and operating income of $1.0 million for the first nine months of 2004, compared to operating income of $8.9 million for the third quarter and $14.1 million for the first nine months of 2003.

FOREST PRODUCTS OPERATIONS

Net sales decreased for the third quarter of 2004 as compared to the third quarter of 2003, primarily as a result of lower sales volumes of lumber as production levels were temporarily adversely impacted by the transition to
Palco's new sawmill. Operating results for the segment declined for the third quarter of 2004 primarily due to lower net sales and higher per unit operating expenses. The higher per unit operating expenses were largely driven by declines in harvest and increased third party log purchases.

REAL ESTATE OPERATIONS

Net sales for real estate operations for the third quarter of 2004 were comparable to the results for the same period of 2003 as the decline in acreage sales at the Company's Fountain Hills development was offset by increased acreage sales at Palmas del Mar and increases in net sales from commercial operations at Palmas del Mar and Fountain Hills. Operating results for the segment declined for the third quarter of 2004 primarily because they reflect lot sales, which typically generate lower gross margins, whereas the third quarter for 2003 reflects the impact of a higher margin acreage sale.

RACING OPERATIONS

Net sales and operating results for the racing segment decreased for the third quarter of 2004 compared to the third quarter of 2003 primarily due to lower average daily attendance at Sam Houston Race Park.

CORPORATE OPERATIONS

The corporate segment's operating loss for the third quarter of 2004 includes a
$1.9 million charge related to an environmental matter associated with a former subsidiary of the Company.

OTHER MATTERS

As previously announced in prior earnings statements, MAXXAM may from time to time purchase shares of its common stock on national exchanges or in privately negotiated transactions.

                                   175-111204

Company press releases may contain statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those expressed or implied in the forward-looking statements as a result of various factors.

                          MAXXAM INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
               (IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                          THREE MONTHS ENDED          NINE MONTHS ENDED
                                                                             SEPTEMBER 30,               SEPTEMBER 30,
                                                                       -------------------------   ------------------------
                                                                           2004           2003        2004         2003
                                                                       ------------   ----------   ----------   -----------
                                                                                           (UNAUDITED)
 Net sales:
  Forest products................................................      $      49.6    $    56.1    $   149.2    $    156.6
  Real estate....................................................             20.3         20.4         55.1          48.7
  Racing (1).....................................................             11.6         12.9         38.6          37.5
                                                                       ------------   ----------   ----------   -----------
                                                                              81.5         89.4        242.9         242.8
                                                                       ------------   ----------   ----------   -----------

 Costs and expenses..............................................            (83.0)       (80.5)      (241.9)       (228.7)
                                                                       ------------   ----------   ----------   -----------

 Operating income (loss):
  Forest products................................................              1.0          6.8          3.2          16.9
  Real estate....................................................              3.2          4.9         10.3           4.3
  Racing.........................................................             (1.5)        (0.7)        (1.7)         (1.3)
  Corporate......................................................             (4.2)        (2.1)       (10.8)         (5.8)
                                                                       ------------   ----------   ----------   -----------
                                                                              (1.5)         8.9          1.0          14.1
                                                                       ------------   ----------   ----------   -----------

 Other income (expense):
  Investment and interest income (loss)..........................             (0.3)         3.1          5.3           8.2
  Other income...................................................              0.3          0.7          3.7          10.7
  Interest expense...............................................            (18.6)       (19.0)       (55.7)        (57.9)
                                                                       ------------   ----------   ----------   -----------
 Loss before income taxes........................................            (20.1)        (6.3)       (45.7)        (24.9)
 Provision for income taxes......................................             (0.1)           -         (0.1)            -
                                                                       ------------   ----------   ----------   -----------
 Net loss........................................................      $     (20.2)   $    (6.3)   $   (45.8)   $    (24.9)
                                                                       ============   ==========   ==========   ===========

 Basic and diluted loss per common and common
  equivalent share...............................................      $     (3.37)   $   (0.96)   $   (7.66)   $    (3.81)
                                                                       ============   ==========   ==========   ===========

(1)  Pari-mutuel costs and expenses are now included in the racing segment's costs and expenses.  Previously, these costs and expenses were netted against gross revenues.